Exhibit 8.2

McGrail Merkel Quinn & Associates CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS	Francis J. Merkel, CPA Joseph J. Quinn, CPA/ABV, CVA Daniel J. Gerrity, CPA Mary Ann E. Novak, CPA

July 25, 2007

Board of Directors

North Penn Mutual Holding Company

North Penn Bancorp, Inc.

New North Penn Bancorp, Inc.

North Penn Bank

216 Adams Avenue

Scranton, PA 18503

RE:	Pennsylvania Tax Consequences of the Plan of Conversion

and Reorganization of North Penn Mutual Holding Company,

North Penn Bancorp, Inc., New North Penn Bancorp, Inc. and North Penn Bank

Ladies and Gentlemen:

Statement of Facts

You have asked us to give certain limited opinions regarding certain Pennsylvania tax consequences to North Penn Mutual Holding Company (“MHC”), North Penn Bancorp, Inc. (“Mid-Tier Holding Company”), New North Penn Bancorp, Inc. (Company) and North Penn Bank (“Bank”), the Bank’s Depositors (Depositors) and the Bank’s eligible account holders, supplemental eligible account holders and other Depositors as defined in the Plan of Conversion and Reorganization (Qualifying Depositors) under the laws of the Commonwealth of Pennsylvania of the proposed Plan of Conversion and Reorganization under which the Bank will convert from a mutual holding company structure to a 100% stock holding company structure, pursuant to the Plan of Conversion and Reorganization, adopted by the Board of Directors of North Penn Bank on April 24, 2007 (Plan of Conversion and Reorganization). Details of the proposed transaction can be found in the “Summary” pages of the Prospectus. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Conversion and Reorganization.

RSM McGladrey Network

An Independently Owned Member

Clay Avenue Professional Plaza, 1173 Clay Avenue, Scranton, PA 18510 570 961-0345 Fax: 570 961-8650

www.mmq.com

Board of Directors
North Penn Mutual Holding Company
North Penn Bancorp, Inc.
New North Penn Bancorp, Inc.
North Penn Bank	July 25, 2007

[ 2 ]

Background

You have previously received an opinion from Muldoon Murphy & Aguggia LLP regarding the material Federal income tax consequences of the Plan of Conversion and Reorganization (the “Federal Tax Opinion”). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank, the Federal Tax Opinion concludes, among other things, that certain transactions contemplated by the conversion qualify as tax-free reorganizations under Sections 368 (a) (1) (E) or Section 368(a) (1) (F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the MHC, the Mid-Tier Holding Company, Company, and the Bank, will not recognize income, gain, or loss for Federal income tax purposes upon the consummation of the Plan of Conversion and Reorganization.

Also no gain or loss will be recognized by the Depositors upon the issuance to them of interests in the liquidation account in the Bank pursuant to the MHC Merger; and, it is more likely than not that the fair market value of the nontransferable Subscription Rights to purchase shares of Company common stock to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors is zero and, accordingly, that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights.

Our opinion is based upon (1) the facts and circumstances attendant to the Plan of Conversion and Reorganization, including the representations of the Bank, as described in the Federal Tax Opinion, (2) current provisions of Pennsylvania law, as reflected in Pennsylvania statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, including but not limited to the facts, assumptions and conditions stated therein and (4) the assumption that the Plan of Conversion and Reorganization will not result in the recognition of any gain or income on the books of the Bank, under generally accepted accounting principles.

The Plan of Conversion and Reorganization will result in the elimination of MHC, the establishment of a liquidation account for the benefit of Depositors of the Bank, the creation of a new stock form holding company which will own all of the outstanding shares of Bank, the exchange of shares of common stock of Bancorp by public shareholders for the shares of the new stock form holding company, New North Penn Bancorp (Company), the issuance and sale of additional shares to Qualifying Depositors of Bank and others as stated in the offering. Upon completion of the Plan of Conversion and Reorganization, the Company will own all of the issued and outstanding shares of Bank, while 100% of the issued and outstanding shares of the common stock of Company will be publicly owned or owned by certain employee stock benefit plans of Bank.

The Bank will continue to carry on its business and activities as conducted immediately prior to the Conversion and Reorganization.

Board of Directors
North Penn Mutual Holding Company
North Penn Bancorp, Inc.
New North Penn Bancorp, Inc.
North Penn Bank	July 25, 2007

[ 3 ]

Opinion

It is our opinion that under the laws of the Commonwealth of Pennsylvania, (a) the Bank will not recognize any net income or net loss for purposes of the Pennsylvania Mutual Thrift Institutions Tax (the “MTIT”) solely as a result of the consummation of the Plan of Conversion and Reorganization, provided the Bank does not recognize any net income or net loss under generally accepted accounting principles, applied as required by the law imposing such tax; (b) MHC, Mid-Tier Holding Company and Company will not recognize any net income or loss for purposes of the Pennsylvania Corporate Net Income Tax (CNIT) solely as a result of the consummation of the Plan of Conversion and Reorganization, provided these entities do not recognize any taxable income or loss for Federal income tax purposes; (c) Depositors of the Bank will not recognize any gain or loss for Pennsylvania personal income tax (PIT) purposes, solely as a result of the Plan of Conversion and Reorganization, provided they do not recognize any gain or loss for Federal income tax purposes, solely as a result of the issuance to them of interests in the liquidation account in the Bank pursuant to the MHC Merger; and (d) Qualifying Depositors will not recognize any gain or loss for Pennsylvania personal income tax (PIT) purposes, solely as a result of the Plan of Conversion and Reorganization provided the fair market value of non-transferable subscription rights to be issued to these Qualifying Depositors is zero and provided they do not recognize any gain or loss for Federal income tax purposes.

Our opinions herein are expressly limited to the MTIT, PIT, and CNIT and specifically do not include any opinions with respect to the consequences to MHC, Mid-Tier Holding Company, Company, Bank, Depositors and Qualifying Depositors of the Bank of the implementation of the Plan of Conversion and Reorganization under any other taxes imposed by the Commonwealth of Pennsylvania or any other subdivision thereof, or imposed by states other than Pennsylvania and local jurisdictions of such states. In addition, the opinions herein specifically do not include (1) an opinion with respect to the consequence to the Bank, of the consummation of the Plan of Conversion and Reorganization under any local taxes imposed by any political subdivision of the Commonwealth of Pennsylvania, and under any state or local realty or other transfer tax, or (2) an opinion with respect to tax liability under the MTIT, the PIT, or the CNIT attributable to events after the Plan of Conversion and Reorganization.

Board of Directors
North Penn Mutual Holding Company
North Penn Bancorp, Inc.
New North Penn Bancorp, Inc.
North Penn Bank	July 25, 2007

[ 4 ]

Our opinion is based on the facts, assumptions and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. This opinion is limited to the effect of the income tax laws of the Commonwealth of Pennsylvania and to the specific conclusions set forth above, and no other opinions are expressed or implied. Changes to the law or its interpretation that we have relied upon may be applied retroactively and may affect the opinion expressed herein. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the Commonwealth of Pennsylvania, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Commonwealth of Pennsylvania, nor can any assurance be given that they will not take a contrary position or that our opinion will be upheld if challenged.

Consent

Finally, we hereby consent to the filing of this opinion as an exhibit to Registration Statements on Form SB-2 and Form S-4 to be filed with the Securities and Exchange Commission, and to reference to our firm in the prospectus contained in the Registration Statements.

/s/ McGrail, Merkel, Quinn & Associates

Scranton, Pennsylvania

July 25, 2007